Exhibit 4.4

THRESHOLD PHARMACEUTICALS, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Amendment”) is entered into as of the ____ day of February, 2005, by and among THRESHOLD PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) and the investors (each an “Investor”) listed on Exhibit A to that certain Amended and Restated Investor Rights Agreement, dated as of November 17, 2003 (the “Agreement”), among the Company and the Investors. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement unless the context otherwise requires.

RECITALS

WHEREAS, the Company and the Investors wish to amend Section 1.2(g) of the Agreement to grant registration rights to the Investors for any shares purchased in the Company’s initial public offering;

WHEREAS, to amend the Agreement, Section 6 of the Agreement requires the consent of the Company and the holders of at least 75% of the Registrable Securities;

NOW, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1.2(g) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(g) “Registrable Securities” means (a) Common Stock of the Company issued or issuable upon conversion of the Shares, (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities and (c) any shares of Common Stock sold by the Company and purchased by an Investor upon an Initial Offering undertaken by the Company as described in the Registration Statement first filed with the Securities and Exchange Commission by the Company on April 9, 2004 (No. 333-114376), as amended and may be amended (the “Registration Statement”). Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

2. The Agreement as amended by this Amendment shall remain in full force and effect.

3. This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Amendment by such party. Such facsimile copies shall constitute enforceable original documents.

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In Witness Whereof, the parties hereto have executed this Amendment No. 1 to the Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

THRESHOLD PHARMACEUTICALS, INC.

By:
Harold E. Selick,
Chief Executive Officer

INVESTORS:

By:

By:
Name:
Title: